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[FIRST CHICAGO LOGO]

THE LAW DEPARTMENT

                                                      November 21, 1995

General American Transportation Corporation
500 West Monroe Street
Chicago, Illinois 60601

Re:      General American Transportation Corporation
         Pass Through Certificates

Ladies and Gentlemen:

         We are counsel to the Corporation Trust Services Division of The First National Bank of Chicago (the "First Chicago"), and have represented it in connection with (i) the Pass Through Trust Agreement dated as of August 1, 1992 (the "Basic Agreement") between General American Transportation Corporation (the "Company") and First Chicago, as Trustee, and (ii) the Pass Through Certificates issued under the Basic Agreement from time to time.

         We are attorneys licensed to practice law in the State of Illinois and do not purport to be experts on the laws of any state other than the State of Illinois. Consequently, with regard to the following opinion, no opinion is expressed as to matters relating to the laws of any jurisdiction other than the laws of the State of Illinois and federal laws applicable to national banks, and no opinion is expressed herein as to the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, or any state securities or so-called "blue-sky" laws.

         As such counsel we are familiar with the Articles of Association and the By-Laws of First Chicago, with certificates of authority to exercise corporate trust powers issued to First Chicago by the Federal Reserve Board of the United States (as predecessor in jurisdiction to the Comptroller of the Currency of the United States), and with certain Resolutions of the Board of Directors of First Chicago pertaining to the operation of the Corporate Trust Services Division of First Chicago with respect to the authorization, execution and delivery of the above-described document.

         Basing our conclusions on such examination and familiarity, we are of the opinion that:

         1) First Chicago has been duly organized and is validly existing as a national banking association in good standing under the laws of the United States of America with full corporate trust power and authority to enter int and perform its obligations under the Basic Agreement.
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         2)      The execution and delivery of the Basic Agreement and the Pass
                 Through Certificates have been duly authorized by First Chicago, and assuming the due authorization, execution and delivery of the Basic Agreement by the Company, and assuming that the Basic Agreement, upon execution and delivery thereof by First Chicago, will constitute the legal, valid, binding and enforceable obligation of the Company, the Basic Agreement constitutes the legal, valid and binding obligation of First Chicago, enforceable against First Chicago in accordance with its terms, except as the enforceability thereof may be (a) limited by bankruptcy, insolvency, reorganization, moratorium, liquidation or other similar laws now or hereafter in effect relating to creditors' rights, and (b) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3) Upon the due execution, authentication and delivery thereof in accordance with the Basic Agreement, the Pass Through Certificates will have been duly and validly issued and will be entitled to the benefits of the Basic Agreement.

         4) Neither the execution nor the delivery by First Chicago of the Basic Agreement nor the consummation of any of the transactions by First Chicago contemplated thereunder requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any governmental authority or agency under any existing Federal law governing the banking or trust powers of First Chicago.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement of the Company pursuant to which the Pass Through Certificates are being registered under the Securities Act of 1933 and to the reference to the Law Department of The First National Bank of Chicago under the caption "Legal Opinions" in the Registration Statement.

         This opinion is furnished to you solely for your benefit in connection with the transactions contemplated by the Basic Agreement, and may not be used, circulated, quoted or otherwise referred to without our prior written consent.

                                              Respectfully submitted,

                                              /s/ The Law Department

                                              The Law Department
                                              The First National Bank of Chicago





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